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EXHIBIT 10.22 - AMENDMENT TO EMPLOYMENT AGREEMENT

February 12, 2004



Brian Becker
848 Little John
Houston, Texas  77024

         Re:      Amendment to Employment Agreement

Dear Brian:

         This document is intended to memorialize the amendment of your Employment Agreement, dated March 21, 2001, which remains effective through February 13, 2006.

         Our signatures below confirm that we have agreed to modify the Employment Agreement in Sections 1, 3 and 15 in their entirety and Sections 7 and 8 only as described below as follows:

1.       TERM OF EMPLOYMENT.

         The Executive's current Term of employment starts on August 1, 2000 and ends on the close of business on February 13, 2006. The Term shall automatically extend, beginning February 14, 2006, one day at a time unless either the Company or the Executive notifies the other in writing that the Term will expire one year following such notice of expiration. The Company or the Executive may give such written notice of expiration at any time on or after, but not before, February 13, 2005. If the Company notifies the Executive in writing that the Term will expire one year following such notice, such notice given by the Company to the Executive shall constitute the Company's termination without Cause (as defined in Section 7(c)) of the Executive's employment with the Company and the effective date of such termination without Cause shall be the same date as the expiration date of the Term stated in such notice. If the Executive notifies the Company in writing that the Term will expire one year following such notice, such notice given by the Executive to the Company shall constitute the Executive's termination without Good Reason (as defined in Section 7(d)) of the Executive's employment with the Company and the effective date of such termination without Good Reason shall be the same date as the expiration date of the Term stated in such notice.

3.       COMPENSATION AND BENEFITS

         (l) ADDITIONAL STOCK OPTION GRANT. As additional, specific consideration to Executive for entering into this Amendment, Executive shall receive 25,000 options to purchase Clear Channel Stock subject to the terms and conditions as set by the Board at its February 2004 meeting. Notwithstanding any terms or conditions to the contrary



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contained in "Exhibit B" of the Employment Agreement, any future stock option grants will be granted based upon the performance of the Executive, which will be assessed in the sole discretion of the Company and the Compensation Committee of the Board. All option grants shall be made under the terms and conditions set forth in the applicable Clear Channel Communications Stock Option Plan under which they are issued. The Company reserves the right to modify any future Company incentive compensation or stock option plan with respect to the change of control, the granting of restricted stock or any other provision of such plans. The Company's obligations under this agreement to the Executive in the area of stock options are conditioned upon and subject to the Company's future decision, in its sole discretion, to: 1) alter, suspend or discontinue its stock option grant program; or 2) replace the program with an alternative form or method of compensation.

7.       TERMINATION.

         (c) TERMINATION BY THE COMPANY. The Company (i) may terminate the Executive's employment with the Company for any reason upon one year's written notice, or (ii) may terminate his employment with the Company for Cause. [The remainder of the paragraph remains unchanged save for the first sentence hereinabove]

         (d) TERMINATION BY THE EXECUTIVE. The Executive (i) may terminate his employment with the Company for any reason upon one year's written notice to the Company, or (ii) may terminate his employment for Good Reason. [The remainder of the paragraph remains unchanged save for the first sentence hereinabove]

8.       COMPENSATION UPON TERMINATION.

         (d) TERMINATION BY THE COMPANY WITHOUT CAUSE OR TERMINATION BY THE EXECUTIVE FOR GOOD REASON. If the Executive's employment with the Company is terminated by the Company without Cause or if the Executive terminates his employment with the Company for Good Reason, the Company will, within 30 days after the effective date of such termination, ... [The remainder of the paragraph remains unchanged save for the first sentence hereinabove]

         (g) NONCOMPETITION PAYMENT. If the Executive terminates his employment with the Company pursuant to Section 7(d)(i), the Executive shall be and remain subject to his noncompetition covenant contained in Section 5 of this Agreement for a period of 12 months after the effective date of such termination in consideration for the promise by the Company, during such 12 months period, to pay to the Executive his annual base salary and any payments to which he may be entitled under any applicable employee benefit plan (according to the terms thereof). During such 12 months period, all payments under this Section 8(g) shall be made by the Company to the Executive according to the Company's regular payroll practice, prorated monthly or weekly where appropriate.


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15.      ARBITRATION.

         The parties agree that any dispute, controversy or claim, whether based on contract, tort, statute, discrimination, retaliation, or otherwise, relating to, arising from or connected in any manner to this Agreement, or to the alleged breach of this Agreement, or arising out of or relating to Executive's employment or termination of employment, shall, upon timely written request of either party be submitted to and resolved by binding arbitration. The arbitration shall be conducted in San Antonio, Texas. The arbitration shall proceed in accordance with the National Rules for Resolution of Employment Disputes of the American Arbitration Association ("AAA") in effect at the time the claim or dispute arose, unless other rules are agreed upon by the parties. Unless otherwise agreed to by the parties in writing, the arbitration shall be conducted by one arbitrator who is a member of the AAA and who is selected pursuant to the methods set out in the National Rules for Resolution of Employment Disputes of the AAA. Any claims received after the applicable/relevant statute of limitations period has passed shall be deemed null and void. The award of the arbitrator shall be a reasoned award with findings of fact and conclusions of law. Either party may bring an action in any court of competent jurisdiction to compel arbitration under this Agreement, to enforce an arbitration award, and to vacate an arbitration award. However, in actions seeking to vacate an award, the standard of review to be applied by said court to the arbitrator's findings of fact and conclusions of law will be the same as that applied by an appellate court reviewing a decision of a trial court sitting without a jury. The Company will pay the actual costs of arbitration excluding attorney's fees. Each party will pay its own attorneys fees and other costs incurred by their respective attorneys.

APPROVED AND AGREED:

DATE:                                         Brian E. Becker
     ---------------------

                                              /s/ BRIAN E. BECKER
                                              ----------------------------------



DATE:                                         Clear Channel Communications, Inc.
     ---------------------
                                              /s/ MARK P. MAYS
                                              ----------------
                                              Mark P. Mays
                                              President and Chief Operating
                                                Officer


cc:      Marvin D. Nathan
         Nathan Sommers Jacobs + Gorman, P.C.
         2800 Post Oak Blvd.  61st Floor
         Houston, Texas  77056